EXHIBIT 99.1

For Immediate Release
August 30, 2004

Liberty Media International Announces
Final Results of Rights Offering

ENGLEWOOD, Colo., Aug. 30 — Liberty Media International (NASDAQ: LBTYA, LBTYB) (LMI) announced today the final results of its previously announced rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on August 23, 2004.

LMI has been informed by the subscription agent that basic subscription rights were properly exercised for 27,738,824 shares of LMI Series A common stock and 1,202,069 shares of LMI Series B common stock. Following the allocation of shares to rightsholders exercising their basic subscription privilege, 506,176 shares of LMI Series A common stock and 487,931 shares of LMI Series B common stock remain available for allocation among those who properly exercised their oversubscription privilege. The subscription agent has begun allocating those shares in accordance with the proration procedures described in the prospectus for the rights offering.

LMI expects the subscription agent to distribute the shares purchased in the rights offering and refund checks for unfulfilled oversubscriptions on Thursday, September 2, 2004. Checks for the sale proceeds of rights sold by the subscription agent are expected to be distributed on Friday, September 3, 2004.

Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, LMI is the largest cable television operator outside the United States in terms of video subscribers. LMI’s businesses include UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico, Inc. and Pramer S.C.A.

Contact: Mike Erickson 800-783-7676